UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2026

SHOE STATION GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Indiana	0-21360	35-1736614
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Innovation Point, 5th Floor Fort Mill, SC		29715
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (803) 650-4600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SHOE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 15, 2026, Shoe Station Group, Inc. (the “Company”) entered into the First Amendment to Amended and Restated Credit Agreement (the “Amendment”) with the financial institutions party thereto as lenders (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”). The Amendment modifies the Company’s Amended and Restated Credit Agreement dated as of March 23, 2022 (as amended, the “Credit Agreement”). The Credit Agreement provides for a $100 million revolving credit facility, including swingline loans and commercial and standby letters of credit.

The Amendment extends the maturity date of the revolving credit facility to October 15, 2031 and revises the pricing terms applicable to borrowings and unused commitments. Following the Amendment, revolving loans bear interest, at the Company’s option, at either (i) a Base Rate plus an applicable margin ranging from 0.00% to 1.00% or (ii) Adjusted Term SOFR (which definition was amended in the Amendment to eliminate the 0.10% credit spread adjustment) plus an applicable margin ranging from 1.00% to 2.00%, in each case based on the Company’s Consolidated Total Leverage Ratio. The commitment fee on the unused portion of the revolving credit facility ranges from 0.20% to 0.30% per annum, also based on the Company’s Consolidated Total Leverage Ratio.

The Amendment also, among other things, (i) increases the annual restricted-payment basket, subject to the applicable conditions, to $40 million, (ii) permits up to $35 million of indebtedness secured by real property acquired, constructed or developed for use as the Company’s corporate headquarters, (iii) modifies certain permitted add-backs in the calculation of Consolidated EBIT, subject to a 20% cap for specified add-backs, (iv) revises the threshold amount applicable to certain defaults to the greater of $10 million and 10% of Consolidated EBITDA, and (v) permits certain sale-leaseback transactions involving the Company’s real property located in Evansville, Indiana, and any corporate headquarters property, in each case subject to the conditions set forth in the Amendment.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Lenders and their affiliates have performed, and may in the future perform, various commercial banking, investment banking, brokerage, trustee and other financial advisory services in the ordinary course of business for the Company and its subsidiaries for which they have received, and will receive, customary fees and commissions.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

* * *

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

The following items are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Exhibits

4.1

First Amendment to Amended and Restated Credit Agreement, dated as of October 15, 2026, by and among Shoe Station Group, Inc., the financial institutions party thereto as lenders, and Wells Fargo Bank, National Association, as administrative agent.

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOE STATION GROUP, INC.
(Registrant)
Date: October 15, 2026	By:	/s/ W. Kerry Jackson
W. Kerry Jackson
Executive Vice President
Chief Financial Officer